Exhibit 10.1

Execution Copy

AMENDMENT NO. 6

TO

CREDIT AGREEMENT

This AMENDMENT NO. 6 to CREDIT AGREEMENT (this “Amendment”), dated as of March 24, 2015, is entered into by and among AAR CORP. (the “Borrower”), the financial institutions party hereto (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”), Wells Fargo Bank, N.A., as Syndication Agent and Citizens Bank, National Association, as Documentation Agent.  Each capitalized term used herein and not otherwise defined herein shall have the meaning given to it in the below-defined Credit Agreement.

WITNESSETH

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of April 12, 2011 (as the same has been or may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower wishes to amend the Credit Agreement in certain respects and the Lenders and the Administrative Agent are willing to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Administrative Agent and the Lenders hereby agree as follows:

SECTION 1.                            Amendment to Credit Agreement.  Effective as of the date first above written (the “Amendment No. 6 Effective Date”), and subject to the satisfaction of the conditions to effectiveness set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

(a)                                 Section 1.01 of the Credit Agreement is hereby amended to insert the following definitions in alphabetical order, removing those now contained therein where appropriate:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Rate” means the following percentages per annum, based upon the Adjusted Total Debt to EBITDA Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Applicable Rate

Pricing Level	Adjusted Total Debt to EBITDA Ratio	Commitment Fee	Eurodollar and Letters of Credit	Base Rate
1	< 1.75:1	0.20%	1.00%	0.00%
2	> 1.75:1 but < 2.75:1	0.25%	1.25%	0.25%
3	> 2.75:1 but < 3.25:1	0.30%	1.50%	0.50%
4	> 3.25:1	0.35%	2.00%	1.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Adjusted Total Debt to EBITDA Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Rate in effect from the Amendment No. 6 Effective Date through the date on which the Compliance Certificate for the period ended May 31, 2015 is delivered to the Administrative Agent shall be determined based upon Pricing Level 2.

“Arranger” or “Arrangers” means, individually or collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Citizens Bank, National Association, in their capacities as joint lead arrangers and joint bookrunners.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s office with respect to Obligations denominated in Dollars is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Cargo/Precision Companies” means Telair International GmbH and its Subsidiaries, Nordisk Aviation Products AS and its Subsidiaries, the AAR Cargo (Telair US) business and the Precision Systems Manufacturing business (including Aerostructures & Interiors).

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Committed Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income and franchise tax expense, depreciation and amortization, losses (less gains) from Asset Dispositions, other expenses and fees in connection with the consummation of the transaction evidenced by this Agreement, extraordinary losses (less extraordinary gains), and transaction costs incurred in connection with the issuance by the Borrower of high-yield debt or equity for such period, plus, to the extent deducted in determining such Consolidated Net Income, (x) any losses or charges relating to the sale or disposition of the Cargo/Precision Companies, (y) any losses or expenses, including any make-whole paid, relating to the early redemption of the Borrower’s 7¼% Senior Notes due 2022 and (z) any costs associated with the Borrower’s repurchase of up to $250,000,000 of its common stock pursuant to a tender offer, accelerated stock buyback or open market purchase program, and minus, to the extent included in determining such Consolidated Net Income, any gains relating to the sale or disposition of the Cargo/Precision Companies or the early redemption of the Borrower’s 7¼% Senior Notes due 2022.  EBITDA shall be calculated on a pro forma basis to give effect to (a) any Acquisition by the Borrower or any of its Restricted Subsidiaries consummated at any time on or after the first day of a Computation Period as if such Acquisition had been consummated on the first day of such Computation Period and (b) any Disposition or discontinuance of operations by the Borrower or any of its Restricted Subsidiaries consummated at any time on or after the first day of a Computation Period as if such Disposition or discontinuance had been consummated on the first day of such Computation Period.

“Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)                                 for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m. London time, determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that date;

provided, that, (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“FATCA” means Sections 1471 through 1474 of the Code, as of March 24, 2015 (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code

“Fee Letter” means the letter agreement, dated March 12, 2015, among the Borrower, the Administrative Agent and the Arranger.

“Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such period of EBITDA for the Borrower and its Restricted Subsidiaries to (b) the total for such period of required payments of cash Interest Expense by the Borrower and its Restricted Subsidiaries.

“L/C Issuer” means Bank of America, Wells Fargo Bank, N.A., Citibank, N.A., Citizens Bank, National Association or another Lender designated by the Borrower and approved by the Administrative Agent, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Maturity Date” means March 24, 2020; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Obligations” means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of the Borrower and other Loan Parties under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of the Borrower in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate or the Administrative Agent, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Responsible Officer” means the chief executive officer, the chief financial officer, the president and chief operating officer, the chief accounting officer, the treasurer or the assistant treasurer of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit C or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmissions system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

(b)                                 Section 2.04(a)(iii)(D) of the Credit Agreement is hereby amended to insert the following at the end thereof:

“or a currency in which the applicable L/C Issuer can and is willing to issue Letters of Credit;”

(c)                                  Section 2.16(a) of the Credit Agreement is hereby amended to delete the reference to “$50,000,000” and to substitute therefor “$250,000,000.”

(d)                                 Section 3.01 of the Credit Agreement is hereby amended to add a new subsection (g) at the end thereof as follows:

“(g)                            For purposes of determining withholding Taxes imposed under FATCA, from and after March 24, 2015, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(l).”

(e)                                  Article V of the Credit Agreement is hereby amended to add a new Section 5.19 as follows:

“5.19                  Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)                                 The Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person.  No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(b)                                 Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.  The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.”

(f)                                   Section 6.04 of the Credit Agreement is hereby amended by inserting immediately after the first reference to “Multiemployer Plans:”

“and Anti-Corruption Laws and applicable Sanctions),”

(g)                              Section 6.06 of the Credit Agreement is hereby amended to insert the following at the end thereof:

“The Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of  any applicable Sanctions.”

(h)                                 Article VI of the Credit Agreement is hereby amended to add a new Section 6.08 as follows:

“6.08                  PATRIOT Act Compliance.  The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.”

(i)                                     Section 7.01 of the Credit Agreement is hereby amended to delete clauses (m) and (n) now contained therein and substitute therefor the following:

“(m)                       Debt of the Borrower consisting of the 7 ¼% Senior Notes due 2022, and Debt of any Restricted Subsidiary to Guarantee such Notes, provided that if such Notes are not called for redemption within 180 days after the Closing Date, such Restricted Subsidiary shall guarantee the Borrower’s Obligations under this Agreement pursuant to a Guaranty substantially identical to the Guaranty;

(n)                                 other unsecured Debt incurred by the Borrower provided, that immediately before and immediately after the incurrence of such Debt, no Event of Default or Default exists; and

(o)                                 other unsecured Debt incurred by any Restricted Subsidiary to Guarantee Debt incurred by the Borrower as permitted by Section 7.01(n) provided that such Subsidiary also contemporaneously Guarantees the Borrower’s Obligations under this Agreement pursuant to a Guaranty substantially identical to the Guaranty.”

(j)                                Section 7.05 of the Credit Agreement is hereby amended to add at the end thereof the following:

“Notwithstanding the forgoing, the Borrower and its Restricted Subsidiaries may Transfer their interests in the Cargo/Precision Companies.”

(k)                                 Section 7.07 of the Credit Agreement is hereby amended to add at the end thereof the following:

“except through a merger permitted under Section 7.04”

(l)                                 Section 7.13 of the Credit Agreement is hereby amended to delete clause (a) now contained therein and substitute therefor the following:

“(a)                           Minimum Interest Coverage Ratio.  Not permit the Interest Coverage Ratio for any Computation Period to be less than 3.00 to 1.00.”

(m)                             Section 9.11 of the Credit Agreement is hereby amended to delete the two references to “Co-Syndication Agent” and substitute therefor “Syndication Agent.”

(n)                                 Schedule 2.01 is hereby amended by replacing the Schedule now attached to the Credit Agreement with Schedule 2.01 attached to this Amendment.

SECTION 2.                            Condition of Effectiveness.  This Amendment shall become effective and be deemed effective as of the date hereof, subject to the satisfaction of the conditions precedent that the Administrative Agent shall have received each of the following:

(a)                                 counterparts of this Amendment executed by the Borrower and the Lenders; and

(b)                                 a certificate of the Secretary or Assistant Secretary of the Borrower certifying resolutions of the Borrower’s Board of Directors authorizing execution, delivery and performance of the Amendment; and

(c)                                  an opinion of Schiff Hardin LLP, counsel for the Borrower, covering Borrower’s corporate power and authority, execution and delivery, legality, validity and binding effect and enforceability; and

(d)                                 such other documents as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 3.                            Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

(a)                                 The Credit Agreement, as amended by this Amendment constitutes the legal, valid and binding obligation of the Borrower and is enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity; and

(b)                                 Upon the effectiveness of this Amendment, the Borrower hereby (i) represents that no Event of Default or Unmatured Event of Default exists under the terms of the Credit Agreement, (ii) reaffirms all covenants, representations and warranties made in the Credit Agreement, and (iii) agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the Lenders or the Administrative Agent under the Credit Agreement or any related document, instrument or agreement.  The Administrative Agent and the Lenders expressly reserve all of their rights and remedies, including the right to institute enforcement actions in consequence of any existing Events of Default or Unmatured Events of Default not waived hereunder or otherwise at any time without further notice, under the Credit Agreement, all other documents, instruments and agreements executed in connection therewith, and applicable law.

SECTION 4.                            Effect on the Credit Agreement.

(a)                                 Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

(b)                                 Except as specifically amended and modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect, and are hereby ratified and confirmed.

(c)                                  The execution, delivery and effectiveness of this Amendment shall neither, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

SECTION 5.                            Cancellation of Supplemental Guaranties.  Upon the effectiveness of this Amendment, the Supplemental Guaranty dated January 23, 2012 and the Supplemental Guaranty dated November 30, 2012 shall be cancelled and be of no further force or effect.  The Guaranty dated April 12, 2011 shall remain in full force and effect, and is hereby ratified and confirmed.

SECTION 6.                            Costs and Expenses.  The Borrower agrees to pay on demand all reasonable costs, fees and out-of-pocket expenses (including attorneys’ fees, costs and expenses charged to the Administrative Agent) incurred by the Administrative Agent and the Lenders in connection with the preparation, arrangement, execution and enforcement of this Amendment.

SECTION 7.                            Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to conflicts of law provisions of the State of Illinois.

SECTION 8.                            Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 9.                            Counterparts.  This Amendment may be executed by one or more of the parties to the Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A facsimile copy of a signature hereto shall have the same effect as the original thereof.

SECTION 10.                     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Amendment.  In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

AAR CORP.,
as Borrower

By:	/s/ Michael K. Carr
Name:	Michael K. Carr
Title:	Vice President & Assistant Treasurer

Signature Page to Amendment No. 6 to

AAR Corp. Credit Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Christine Trotter
Name:	Christine Trotter
Title:	Assistant Vice President

Signature Page to Amendment No. 6 to

AAR Corp. Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Michael Bergner
Name:	Michael Bergner
Title:	Vice President

Signature Page to Amendment No. 6 to

AAR Corp. Credit Agreement

WELLS FARGO BANK, N.A.,
as Syndication Agent and a Lender

By:	/s/ Brett T. Rausch
Name:	Brett T. Rausch
Title:	Vice President

Signature Page to Amendment No. 6 to

AAR Corp. Credit Agreement

CITIBANK, N.A.,
as a Lender

By:	/s/ Brian Reed
Name:	Brian Reed
Title:	Vice President

Signature Page to Amendment No. 6 to

AAR Corp. Credit Agreement

CITIZENS BANK, NATIONAL ASSOCIATION,
as Documentation Agent and a Lender

By:	/s/ Stephen A. Maenhout
Name: Stephen A. Maenhout
Title: Senior Vice President

Signature Page to Amendment No. 6 to

AAR Corp. Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kathleen D. Schurr
Name: Kathleen D. Schurr
Title: Vice President

Signature Page to Amendment No. 6 to

AAR Corp. Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick Flaherty
Name: Patrick Flaherty
Title: Vice President

Signature Page to Amendment No. 6 to

AAR Corp. Credit Agreement

THE PRIVATEBANK AND TRUST COMPANY,
as a Lender

By:	/s/ Chris O’Hara
Name: Chris O’Hara
Title: Managing Director

Signature Page to Amendment No. 6 to

AAR Corp. Credit Agreement

ASSOCIATED BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael Berent
Name: Michael Berent
Title: Senior Vice President

Signature Page to Amendment No. 6 to

AAR Corp. Credit Agreement

Schedule 2.01 — Commitments

Lender	Revolving Commitment Amount

Bank of America, N.A.	$120,000,000.00
Wells Fargo Bank, N.A.	$120,000,000.00
Citibank, N.A.	$80,000,000.00
Citizens Bank, National Association	$80,000,000.00
U.S. Bank National Association	$40,000,000.00
PNC Bank, National Association	$20,000,000.00
The PrivateBank and Trust Company	$20,000,000.00
Associated Bank, N.A.	$20,000,000.00
TOTALS	$500,000,000.00